Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Darrow Associates tel 516.419.9915 pseltzberg@darrowir.com	Company Contact: Daniel Bernstein President ir@belf.com

Bel Reports Third Quarter 2020 Results

JERSEY CITY, NJ, Friday, October 30, 2020 -- Bel Fuse Inc. (Nasdaq: BELFA and BELFB), a designer, manufacturer and provider of products that power, protect and connect electronic circuits, today announced preliminary financial results for the third quarter of 2020.

Third Quarter 2020 Highlights

•	Net sales of $124.5 million (including $10.9 million of incremental sales attributable to CUI, Inc., acquired during the fourth quarter of 2019), in line with Q3-19 sales
•	Gross profit margin of 26.9%, up from 23.0% in Q3-19
•	GAAP net earnings of $7.5 million (leading to GAAP EPS of $0.57 per Class A share and $0.61 per Class B share) versus GAAP net loss of $(6.5) million in Q3-19 (GAAP net loss per share of $(0.51) per Class A share and $(0.53) per Class B share)
•	Non-GAAP net earnings of $7.6 million (Non-GAAP EPS of $0.58 per Class A share and $0.62 per Class B share) versus Non-GAAP net earnings of $2.5 million in Q3-19 (Non-GAAP EPS of $0.19 per Class A share and $0.20 per Class B share)
•	Adjusted EBITDA increased nearly 33% over Q3-19 to $11.8 million driven by shift in product mix and cost reductions implemented in the last 12 months
•	Paid down $10 million in debt during the quarter, reducing leverage ratio (as defined in our credit agreement) to 2.99x

Non-GAAP financial measures, such as Non-GAAP net earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA, exclude the impact of acquisition-related costs, goodwill impairment charges and restructuring charges. Please refer to the financial information included with this press release for reconciliations of GAAP financial measures to Non-GAAP financial measures and our explanation of why we present Non-GAAP financial measures.

CEO Comments

Daniel Bernstein, President and CEO, said, “As a result of our ongoing global cost reduction plan to streamline the organization while eliminating certain low-margin products, profitability continued to improve into the third quarter.  We are very pleased with the progress of this plan in the past year, which along with other factors, resulted in an overall third quarter gross profit of nearly 27%, a 400 basis point improvement over last year’s comparable quarter. Throughout the quarter, our teams around the world continued to monitor our facilities in light of the COVID-19 pandemic and we are pleased to report that all of Bel’s facilities continue to be operational.  Bel's management team would again like to thank all of our manufacturing associates for their dedication to Bel and its customers during this challenging time.

“Our Cinch Connectivity Solutions business had record shipments into military applications during the third quarter, driven by sales into both U.S. and European military programs.  Growth in military sales continued to be offset by the decline in demand within the commercial aerospace segment, resulting in an overall decline in sales for the Cinch Connectivity Solutions group of $6 million from the third quarter last year. This shift in focus from commercial aerospace to military products, coupled with real-time cost adjustments at the factories, resulted in a 29.2% gross margin for the group as compared to 26.6% in last year's third quarter, allowing the group to retain the majority of its gross margin dollars on lower sales.

“Bel’s Power Solutions and Protection business benefited from $10.9 million in sales from our recently-acquired CUI business.  CUI's third quarter 2019 results are not included in Bel's financial statements; however, sales in this past quarter represent growth of approximately 40% over revenues recognized in CUI's financial statements in the third quarter of 2019.  Further, our circuit protection product sales increased by 43% versus the third quarter last year.  A shift in product mix, resulting in part from the discontinuation of low-margin product sales to a former datacenter customer,  along with cost savings from restructuring efforts implemented in prior quarters, resulted in a year-over-year improvement in gross profit of $4.8 million for this group.  We also completed the closure of our Power R&D facility in Uster, Switzerland, resulting in annualized cost savings of $3 million, $250,000 of which was realized during the third quarter.

“While sales within Bel’s Magnetic Solutions business fell short of last year’s third quarter by $1.5 million as a result of a decline in demand from one of our large networking customers, the gross profit for this group increased by almost $550,000 largely due to the cost reduction and restructuring efforts previously implemented.

“As we look to the fourth quarter, sales are expected to be similar to the fourth quarter 2019 level with very limited visibility into 2021. In connection with our ongoing global cost reduction plan, we recently announced the anticipated closure of our sales office in Germany and a restructuring of our North America sales organization. These actions are expected to result in incremental annual cost savings of approximately $1 million starting in the fourth quarter of 2020, and consequently, we should see a more favorable gross margin comparison versus last year’s fourth quarter.  In the meantime, we continue to actively look at acquisitions that will complement our existing product offerings and manufacturing capabilities to better position Bel for the future,” concluded Mr. Bernstein.

Financial Summary

All comparative percentages are on a year-over-year basis, unless otherwise noted.

Third Quarter 2020 Results

Net Sales

Net sales were $124.5 million, the same level as last year’s third quarter.

•	By product segment: Cinch Connectivity Solutions sales declined by 13.5%, Magnetic Solutions sales were lower by 3.7% and Power Solutions and Protection sales were up by 18.5%.
•	By geographic area: Europe sales were down by 3.2%, North America sales increased by 4.6% and Asia sales were lower by 6.1%.

Gross Profit

Gross profit margin by product segment:

	Q3-20	Q3-19	Basis Point Change
Cinch Connectivity Solutions	29.2%	26.6%	260
Magnetic Solutions	28.2%	25.9%	230
Power Solutions and Protection	24.2%	16.5%	770
Total	26.9%	23.0%	390

Fixed costs within our Cinch Connectivity Solutions segment were reduced by $2.0 million in the third quarter of 2020 as compared to the same period of 2019 as a result of aligning the cost structure with the reduction in demand from our commercial aerospace customers. Further, approximately $0.7 million of cost savings were realized within cost of sales in the third quarter of 2020 related to restructuring efforts implemented in late-2019 related to our Power Solutions and Protections and Magnetic Solutions segments. Lastly, the elimination of low-margin products replaced by incremental higher-margin CUI sales drove further improvement in Power Solutions and Protection's gross profit margin for the third quarter of 2020 as compared to the same quarter of 2019.

Research and Development Costs

R&D costs were $5.7 million, a decline of $0.4 million from the third quarter of 2019.  This reduction was largely the result of cost savings measures initiated in late-2019, partially offset by an unfavorable exchange rate environment during the 2020 quarter.

Selling, General and Administrative Expenses

SG&A expenses were $18.9 million, up $0.4 million from the third quarter of 2019.  Lower travel expenses of $0.5 million, a reduction in ERP costs of $0.2 million and savings from other cost containment efforts largely offset the $1.9 million of incremental SG&A expenses associated with the recently-acquired CUI business. SG&A expense also included a gain on the cash surrender value of COLI policies of $0.5 million in the third quarter of 2020 compared to a gain on these policies of $0.1 million in the third quarter of 2019.

Operating Income

Operating income was $8.8 million as compared to an operating loss of $(5.2) million in the third quarter of 2019, with an operating margin of 7.1% compared to -4.2% in the third quarter of 2019.

Income Taxes

The benefit from income taxes was $(1.1) million in the third quarter of 2020 as compared to a provision for income taxes of $0.6 million in the third quarter of 2019.  This resulted in an effective tax rate of -16.9% during the third quarter of 2020, compared to an effective tax rate of -10.0% during the same quarter last year.  The change in the effective tax rate during the third quarter of 2020 as compared to the same quarter of 2019 is primarily attributable to tax benefits relating to the federal tax law changes regarding the final regulations on GILTI high-tax exception, as well as the reversal of uncertain tax positions resulting from the expiration of the statute of limitations. Additionally, the effective tax rate for 2019 was unfavorably impacted by the impairment of goodwill in North America.

Net Earnings

The above factors resulted in net earnings of $7.5 million in the third quarter of 2020 as compared with net loss of $(6.5) million in the third quarter of 2019.

Nine Months Ended September 30, 2020 Results

Net Sales

Net sales were $349.6 million, down $27.6 million, or 7.3%, from the same period of 2019.

•	By product segment: Cinch Connectivity Solutions sales declined by 11.3%, Magnetic Solutions sales were lower by 12.3% and Power Solutions and Protection sales were up by 1.4%.
•	By geographic area: Europe sales were down by 12.4%, Asia sales were lower by 12.4% and North America sales declined by 2.7%.

Gross Profit

Gross profit margin by product segment:

	9 months-2020	9 months-2019	Basis Point Change
Cinch Connectivity Solutions	29.1%	26.1%	300
Magnetic Solutions	25.2%	22.8%	240
Power Solutions and Protection	24.1%	20.0%	410
Total	25.9%	22.8%	310

Fixed costs within our Cinch Connectivity Solutions segment were reduced by $5.0 million in the nine months ended September 30, 2020 as compared to the same period of 2019 as a result of aligning the cost structure with the reduction in demand from our commercial aerospace customers. Further, approximately $2.4 million of cost savings were realized within cost of sales during the first nine months of 2020 related to restructuring efforts implemented in late-2019 which were related to our Power Solutions and Protection and Magnetic Solutions segments.  Lastly, the elimination of low-margin products replaced by incremental higher-margin CUI sales drove further improvement in Power Solutions and Protection's gross profit margin during the first nine months of 2020 as compared to the same period of 2019.

Research and Development Costs

R&D costs were $17.9 million, a decline of $2.3 million from the first nine months of 2019.  This reduction was largely the result of cost savings measures initiated in late-2019.

Selling, General and Administrative Expenses

SG&A expenses were $59.0 million, up $2.1 million from the first nine months of 2019.  A reduction in ERP costs of $1.6 million, lower travel expenses of $1.4 million and savings from other cost containment efforts partially offset the $5.9 million of incremental SG&A expenses associated with the recently-acquired CUI business. SG&A expense also included a gain on the cash surrender value of COLI policies of $0.1 million in the first nine months of 2020 compared to a gain on these policies of $0.9 million in the first nine months of 2019.

Operating Income

Operating income was $13.2 million, up from $2.7 million in the first nine months of 2019, with an operating margin of 3.8% compared to 0.7% in the first nine months of 2019.

Income Taxes

The benefit from income taxes was ($1.4) million during the nine months ended September 30, 2020, compared to a provision of $1.0 million in the same period of 2019.  This resulted in an effective tax rate of -18.3% during the nine months ended September 30, 2020, compared to an effective tax rate of -78.2% during the same period last year.  The change in the effective tax rate during the nine months ended September 30, 2020 as compared to the same period of 2019 is primarily attributable to the same factors noted above for the third quarter as well as an increase in U.S. taxes related to income from foreign subsidiaries taxes in the U.S. as part of the Tax Cuts and Jobs Act.

Net Earnings

The above factors resulted in net earnings of $9.2 million in the first nine months of 2020 as compared with net loss of $2.4 million in the same period of 2019.

Balance Sheet Data

As of September 30, 2020, working capital was $195.0 million, including $81.1 million of cash and cash equivalents with a current ratio of 3.2-to-1.  In comparison, as of December 31, 2019, working capital was $193.0 million, including $72.3 million of cash and cash equivalents with a current ratio of 3.1-to-1.  Total debt at September 30, 2020, net of deferred financing costs, declined to $125.4 million as compared to $143.7 million at December 31, 2019, primarily due to a voluntary prepayment of $8.2 million made in connection with the amendment to the Company's credit agreement in February 2020 and a $10.0 million repayment to our revolving credit facility during the third quarter of 2020.

Conference Call

Bel has scheduled a conference call at 11:00 a.m. ET today.  To participate in the conference call, investors should dial 800-437-2398, or 323-289-6576 if dialing internationally. The presentation will additionally be broadcast live over the Internet and will be available at https://ir.belfuse.com/events-and-presentations. The webcast will be available via replay for a period of 20 days at this same Internet address.  For those unable to access the live call, a telephone replay will be available at 844-512-2921, or 412-317-6671 if dialing internationally, using access code 1665781 after 2:00 p.m. ET, also for 20 days.

About Bel

Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, medical, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements

Non-historical information contained in this press release (including the statements regarding fourth quarter sales, anticipated cost savings from the closure of our Power R&D facility in Uster, Switzerland and our sales office in Germany, as well as from a streamlining of our North America sales organization, and the impact of potential future acquisitions) are forward-looking statements (as described under the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Actual results could differ materially from Bel's projections. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the impact of public health crises (such as the governmental, social and economic effects of COVID-19); the effects of business and economic conditions; difficulties associated with integrating previously acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; the impact of changes to U.S. trade and tariff policies; and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties impacting our business, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

Non-GAAP Financial Measures

The Non-GAAP measures identified in this press release as well as in the supplementary information to this press release (Non-GAAP net earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA) are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our Non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.  We present results adjusted to exclude the effects of certain unusual or special items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods.  We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

Website Information

We routinely post important information for investors on our website, www.belfuse.com, in the "Investor Relations" section. We use our website as a means of disclosing material, otherwise non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

[Financial tables follow]

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Net sales	$124,492	$124,479	$349,642	$377,284
Cost of sales	90,958	95,859	259,227	291,184
Gross profit	33,534	28,620	90,415	86,100
As a % of net sales	26.9%	23.0%	25.9%	22.8%

Research and development costs	5,713	6,162	17,889	20,198
Selling, general and administrative expenses	18,891	18,510	59,013	56,950
As a % of net sales	15.2%	14.9%	16.9%	15.1%
Impairment of goodwill	-	8,891	-	8,891
Restructuring charges	111	281	283	1,651
Gain on sale of property	-	-	-	(4,257)

Income from operations	8,819	(5,224)	13,230	2,667
As a % of net sales	7.1%	-4.2%	3.8%	0.7%

Interest expense	(1,242)	(1,305)	(3,843)	(4,126)
Other income/expense, net	(1,185)	629	(1,576)	117
Earnings (loss) before benefit for income taxes	6,392	(5,900)	7,811	(1,342)

(Benefit from) provision for income taxes	(1,083)	590	(1,433)	1,049
Effective tax rate	-16.9%	-10.0%	-18.3%	-78.2%
Net earnings (loss)	$7,475	$(6,490)	$9,244	$(2,391)
As a % of net sales	6.0%	-5.2%	2.6%	-0.6%

Weighted average number of shares outstanding:
Class A common shares - basic and diluted	2,145	2,173	2,145	2,174
Class B common shares - basic and diluted	10,223	10,139	10,176	10,113

Net earnings (loss) per common share:
Class A common shares - basic and diluted	$0.57	$(0.51)	$0.70	$(0.20)
Class B common shares - basic and diluted	$0.61	$(0.53)	$0.76	$(0.19)

(1) The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$81,129	$72,289
Accounts receivable, net	69,736	76,092
Inventories	103,647	107,276
Other current assets	30,197	27,524
Total current assets	284,709	283,181
Property, plant and equipment, net	35,101	41,943
Right-of-use assets	15,454	18,504
Goodwill and other intangible assets, net	89,941	94,357
Other assets	32,747	30,932
Total assets	$457,952	$468,917

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$40,130	$44,169
Current portion of long-term debt	3,794	5,489
Operating lease liability, current	6,676	7,377
Other current liabilities	39,134	33,183
Total current liabilities	89,734	90,218
Long-term debt	121,616	138,215
Operating lease liability, long-term	9,120	11,751
Other liabilities	58,711	60,682
Total liabilities	279,181	300,866
Stockholders' equity	178,771	168,051
Total liabilities and stockholders' equity	$457,952	$468,917

(1) The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of GAAP Net Earnings to EBITDA and Adjusted EBITDA(2)
(in thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

GAAP Net earnings	$7,475	$(6,490)	$9,244	$(2,391)
Interest expense	1,242	1,305	3,843	4,126
Provision for (benefit from) income taxes	(1,083)	590	(1,433)	1,049
Depreciation and amortization	4,089	4,049	12,322	12,265
EBITDA	$11,723	$(546)	$23,976	$15,049
% of net sales	9.4%	-0.4%	6.9%	4.0%

Unusual or special items:
Acquisition-related costs	-	-	186	-
Impairment of goodwill	-	8,891	-	8,891
Gain on sale of property	-	-	-	(4,257)
ERP system implementation consulting costs	-	242	-	1,617
Restructuring charges	111	281	283	1,651

Adjusted EBITDA	$11,834	$8,868	$24,445	$22,951
% of net sales	9.5%	7.1%	7.0%	6.1%

(1) The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) In this press release and supplemental information, we have included Non-GAAP financial measures, including Non-GAAP net earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA. We present results adjusted to exclude the effects of certain specified items and their related tax impact that would otherwise be included under GAAP, to aid in comparisons with other periods. We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of GAAP Measures to Non-GAAP Measures(2)
(in thousands (except per share amounts), unaudited)

The following tables detail the impact that certain unusual or special items had on the Company's net earnings per common Class A and Class B basic and diluted shares ("EPS") and the line items in which these items were included in the condensed consolidated statements of operations.

	Three Months Ended September 30, 2020					Three Months Ended September 30, 2019
Reconciling Items	Earnings before taxes	(Benefit from) provision for income taxes	Net earnings	Class A EPS(3)	Class B EPS(3)	(Loss) earnings before taxes	Provision for income taxes	Net (loss) earnings	Class A EPS(3)	Class B EPS(3)

GAAP measures	$6,392	$(1,083)	$7,475	$0.57	$0.61	$(5,900)	$590	$(6,490)	$(0.51)	$(0.53)
Items included in SG&A expenses:
ERP system implementation consulting costs	-	-	-	-	-	242	42	200	0.02	0.02
Impairment of goodwill	-	-	-	-	-	8,891	368	8,523	0.66	0.70
Restructuring charges	111	21	90	0.01	0.01	281	39	242	0.02	0.02
Non-GAAP measures	$6,503	$(1,062)	$7,565	0.58	0.62	$3,514	$1,039	$2,475	0.19	0.20

	Nine Months Ended September 30, 2020					Nine Months Ended September 30, 2019
Reconciling Items	Earnings before taxes	Provision for income taxes	Net earnings	Class A EPS(3)	Class B EPS(3)	(Loss) earnings before taxes	Provision for income taxes	Net (loss) earnings	Class A EPS(3)	Class B EPS(3)

GAAP measures	$7,811	$(1,433)	$9,244	$0.70	$0.76	$(1,342)	$1,049	$(2,391)	$(0.20)	$(0.19)
Items included in SG&A expenses:
Acquisition-related costs	186	43	143	0.01	0.01	-	-	-	-	-
ERP system implementation consulting costs	-	-	-	-	-	1,617	301	1,316	0.10	0.11
Impairment of goodwill	-	-	-	-	-	8,891	368	8,523	0.67	0.70
Gain on sale of property	-	-	-	-	-	(4,257)	(979)	(3,278)	(0.26)	(0.27)
Restructuring charges	283	62	221	0.02	0.02	1,651	280	1,371	0.11	0.11
Non-GAAP measures	$8,280	$(1,328)	$9,608	$0.73	$0.79	$6,560	$1,019	$5,541	$0.42	$0.46

(1) The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) In this press release and supplemental information, we have included Non-GAAP financial measures, including Non-GAAP net earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA. We present results adjusted to exclude the effects of certain specified items and their related tax impact that would otherwise be included under GAAP, to aid in comparisons with other periods. We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

(3) Individual amounts of earnings per share may not agree to the total due to rounding.